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                     MERRILL LYNCH INVESTMENT PARTNERS INC.
                                     [LOGO]


                                ML JWH STRATEGIC
                              ALLOCATION FUND L.P.


                           MONTHLY STATEMENT MAY 1999

                             [MERRILL LYNCH LOGO]

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                      ML JWH STRATEGIC ALLOCATION FUND L.P.

Dear Limited Partner,

The Net Asset Value per Unit of ML JWH Strategic Allocation Fund L.P. (the "Fund") decreased 0.15% in May to $158.41 per Unit on May 31, 1999 from $158.66 on April 30, 1999.



FOR THE EXCLUSIVE USE OF INVESTORS IN ML JWH STRATEGIC ALLOCATION FUND L.P. THIS MONTHLY REPORT IS NOT AN OFFER TO SELL NOR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES. AN OFFER CAN ONLY BE MADE BY THE CURRENT PROSPECTUS TOGETHER WITH SUMMARY FINANCIAL INFORMATION FOR THE FUND CURRENT WITHIN 60 DAYS. THESE MATERIALS CONTAIN IMPORTANT INFORMATION ABOUT RISK FACTORS, PERFORMANCE AND OTHER ASPECTS OF THE FUND AND MUST BE READ CAREFULLY BEFORE INVESTING. FUTURES TRADING IS SPECULATIVE AND INVOLVES A HIGH DEGREE OF RISK. PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS.

THIS MONTHLY REPORT MUST NOT BE REPRODUCED OR DISTRIBUTED IN ANY MANNER.

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                     ML JWH STRATEGIC ALLOCATION FUND L.P.
                                 MAY 31, 1999
                             STATEMENT OF CHANGES
                              IN NET ASSET VALUE
                                  (UNAUDITED)

Net Asset Value (2,256,246 Units) at
  April 30, 1999                                                  $357,967,554
Net Income/(Loss) for May 1999                                        (545,690)
Redemptions of 27,484 Units                                         (4,353,740)
                                                                  ------------
Net Asset Value (2,228,762 Units) at
  May 31, 1999                                                    $353,068,124
                                                                  ------------
                                                                  ------------
Net Asset Value per Unit at
  May 31, 1999                                                    $     158.41
                                                                  ------------
                                                                  ------------

------------------------------------------------------------------------------

                          STATEMENT OF INCOME/(LOSS)
                                  (UNAUDITED)

                                                                      May
                                                                  ------------
Revenues:
  Realized Profit/(Loss)                                          $  4,454,130
  Change in Unrealized Profit/(Loss)                                (3,964,803)
                                                                  ------------
Total Trading Results                                                  489,327
  Interest Income                                                    1,433,452
                                                                  ------------
Total Revenues                                                       1,922,779

Expenses:
  Brokerage Commissions                                              2,336,458
  Administrative Fees                                                   75,370
                                                                  ------------
Total Expenses                                                       2,411,828
                                                                  ------------
Income/(Loss) Before Special Profit
  Share Allocation and Minority Interest                              (489,049)
                                                                  ------------
Minority Interest                                                          243
Special Profit Share Allocation                                        (56,884)
                                                                  ------------
Net Income/(Loss) From Joint Venture                                  (545,690)
                                                                  ------------
Net Income/(Loss)                                                 $   (545,690)
                                                                  ------------
                                                                  ------------

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TO THE BEST OF THE KNOWLEDGE AND BELIEF OF THE UNDERSIGNED THE INFORMATION
CONTAINED IN THIS REPORT IS ACCURATE AND COMPLETE.

                                        /s/ Michael Pungello
                                        ---------------------------------------
                                        Michael Pungello
                                        Chief Financial Officer
                                        MERRILL LYNCH INVESTMENT PARTNERS INC.

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Please notify the following of any address changes:

MERRILL LYNCH INVESTMENT PARTNERS INC.
Princeton Corporate Campus
800 Scudders Mill Road, Section 2G
Plainsboro, New Jersey 08536

                                                          JWHSDOM